Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 o: 650.493.9300 f: 650.493.6811

November 18, 2021

Spire Global, Inc.

8000 Towers Crescent Drive

Suite 1100

Vienna, Virginia 22182

Re: Reoffer Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Spire Global, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration for resale under the Securities Act of up to 3,345,269 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share that may be issued upon the exercise of stock options outstanding under the Company’s 2012 Stock Option and Grant Plan, on behalf of the selling securityholders or their permitted transferees described in the prospectus included in the Registration Statement.

We have examined such instruments, documents, certificates and records, and such questions of law, as we have considered necessary or appropriate for the basis of our opinions hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Registration Statement, and any amendments thereto, will have become effective under the Securities Act; and (v) the legal capacity and competency of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that (i) when the Option Shares have been issued pursuant to the applicable provisions of the Plans and pursuant to the agreements which accompany the Plans, and in accordance with the Registration Statement, such Option Shares will be validly issued, fully paid and non-assessable and (ii) the Issued Shares are validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction, other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not believe we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations issued thereunder nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE